EXHIBIT 99
NEWS RELEASE
For Immediate Release / Friday, December 27, 2002
Contact: Chad Hyslop (208) 331-8400
info@americanecology.com     www.americanecology.com
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   AMERICAN ECOLOGY DISCONTINUES RADIOACTIVE WASTE PROCESSING BY OAK RIDGE, TENN
                                   SUBSIDIARY

                   ACTION TAKEN TO REDUCE EXPENSES AND BETTER
                          POSITION SUBSIDIARY FOR SALE


BOISE, Idaho - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that subsidiary American Ecology Recycle Center, Inc. ("AERC"), based in Oak Ridge, Tennessee is discontinuing processing of low-level radioactive waste ("LLRW") to reduce operating expenses and better position AERC for sale. Romano also announced an associated labor force reduction of 63 employees. The subsidiary will retain a limited number of employees to oversee the removal of stored waste from the Oak Ridge site and maintain compliance with its radioactive materials license.

"Since October, when the Company announced its intention to market and sell AERC, American Ecology entered non-disclosure agreements with, and provided information to several interested parties, but to date have received no acceptable offers based on the Oak Ridge facility's historic mode of operations," Romano explained. "However, several potential buyers have expressed interest in acquiring AERC based on different business models," Romano added. Company management believes the discontinuation of LLRW processing and timely removal of waste will reduce losses and liabilities at the Oak Ridge facility, increasing its attractiveness to potential buyers.

Since purchasing AERC in 1994, the subsidiary has lost $45 million, including a substantial operating and net loss in 2001 and 2002 year-to-date. "The Oak Ridge commercial LLRW processing operation does not fit our core business model since the majority of wastes processed there are ineligible for burial at our disposal facilities," Romano said. American Ecology's profitable, core business is the treatment and disposal of hazardous, PCB and radioactive waste at sites in Idaho, Nevada, Texas and Washington.

American Ecology expects to continue to market AERC to qualified buyers while continuing to meet its radioactive materials license obligations.

Management expects that discontinuance of its LLRW processing operations will require the Company to take special charges, establish reserves and impair certain assets of AERC during the fourth quarter of 2002. The Company's preliminary, initial estimate for these special charges associated with discontinuing processing operations at Oak Ridge is in the range of approximately $6 million. The Company will report its 2002 fiscal year results, along with fourth quarter 2002 financial results, on February 24, 2003.

"The reduction in our Oak Ridge workforce was a difficult but necessary decision in preparing to exit the commercial radioactive waste processing business," Romano stated, concluding, "We thank the affected employees at Oak Ridge for their past efforts."


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American Ecology Corporation, through its subsidiaries, provides radioactive,
PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully implement its growth strategy, generate improved earnings, or conclude an agreement for the sale of subsidiary American Ecology Recycle Center, Inc. The current preliminary estimate for discontinued operations will be adjusted as additional facts become known and further analysis is performed. No assurance can be given that the estimated special charges associated with discontinued processing operations will not ultimately be higher than discussed herein. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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